Exhibit 99.1

UNUM GROUP

UNUM IRELAND LIMITED

COMPUTERSHARE TRUSTEES (IRELAND) LIMITED

THE UNUM GROUP
APPROVED PROFIT SHARE SCHEME (IRELAND)

Adopted by the Human Capital Committee of the Board of Directors of Unum Group
on 15 November 2022

WILLIAM FRY

CONTENTS

1. ESTABLISHMENT	5
2. INTERPRETATION AND CONSTRUCTION	5
3. COMPANY'S COVENANTS	5
4. TRUSTEE'S COVENANTS AND OBLIGATIONS	5
5. TRUSTS OF SALARY FORGONE SHARES	6
6. TRUSTEES’ OBLIGATIONS TO KEEP RECORDS	7
7. TRUSTEES' OBLIGATION TO NOTIFY PARTICIPANTS OF SCHEDULE E LIABILITY	7
8. DISCHARGE BY PARTICIPATING COMPANIES OF COSTS AND EXPENSES OF THE SCHEME	7
9. AMENDMENT	7
10. DETERMINATION OF MARKET VALUE	8
11. PARTICIPATING COMPANIES	8
12. PARTICIPATING COMPANIES TO SUPPLY TRUSTEES WITH INFORMATION	8
13. TRUST TO BE IRISH RESIDENT	9
14. APPOINTMENT AND REMOVAL OF TRUSTEES	9
15. RESIGNATION OF TRUSTEES	9
16. NUMBER OF TRUSTEES	9
17. TRUSTEES' REMUNERATION	10
18. TRUSTEES (AND OTHERS) ENTITLED TO OWN SHARES WITHOUT IMPUNITY	10
19. TRUSTEES' MEETINGS AND WRITTEN RESOLUTIONS	10
20. TRUSTEES' INVESTMENT AND BORROWING POWERS	11
21. TRUSTEES' POWERS OF DELEGATION	11
22. RECEIPTS	12
23. TRUSTEES' INDEMNITIES	12
24. TRUSTEES LIABLE TO SATISFY MONETARY OBLIGATIONS ONLY TO THE EXTENT OF MONEY WITHIN THEIR CONTROL; TRUSTEES MAY ASSUME PARTICIPATING COMPANIES ARE OBSERVING THEIR COVENANTS	13
25. RESIDUAL FUND	13
26. CONSEQUENCES OF TERMINATION OF SCHEME	13
27. ANNUAL REPORTING	14
28. GOVERNING LAW	14
29. COUNTERPARTS	14
SCHEDULE	15
1. INTERPRETATION AND CONSTRUCTION: DEFINITIONS	16
2. SCHEME OFFERS	19
3. COMMUNICATION OF OFFERS AND ACCEPTANCES	19
4. INDIVIDUAL LIMIT	22
5. ACQUISITION OF SHARES	22
6. ACQUISITION OF SHARES BY THE TRUSTEES AND RIGHTS ATTACHING TO SHARES	22
7. APPROPRIATION OF SHARES	23
8. TRUSTEES' ACCOUNTABILITY TO A PARTICIPANT AND PARTICIPATING COMPANIES	24
9. DEALING WITH A PARTICIPANT'S SHARES	24
10. VOTING RIGHTS IN RESPECT OF PARTICIPANTS' SHARES	26
11. RIGHTS ISSUES	26
12. CAPITALISATION ISSUES	26
13. TAKEOVERS AND OTHER TRANSACTIONS AFFECTING A PARTICIPANT'S SHARES	26

THIS DEED is made on         16 December 2022

BETWEEN
UNUM GROUP
whose registered office is at
1 Fountain Square
Chattanooga, Tennessee 37402
United States of America
(the “Company”)

UNUM IRELAND LIMITED
whose registered office is at
6th Floor, 2 Grand Canal Square
Dublin 2
D02 A342
Ireland
("Unum Ireland")

- and -

COMPUTERSHARE TRUSTEES (IRELAND)
LIMITED
whose registered office is at
Unit 3100, Lake Drive
Citywest Business Campus
Dublin 24
D24 AK82
Ireland
(the “Trustees”)

RECITALS
A.    The Company is desirous of establishing the Unum Group Approved Profit Share Scheme (Ireland) (the “Scheme”) being an employee profit sharing scheme approved by the Revenue Commissioners pursuant to the provisions of Chapter 1 of Part 17 of and Schedule 11 to the Taxes Consolidation Act 1997 (as amended) for the acquisition of shares of common stock of Unum Group to be held for the benefit of employees of Participating Companies (as defined in Schedule 2 to this Deed).
B.    The Trustees have agreed to be the original trustee of the Scheme.
C.    Unum Ireland has agreed to be a Participating Company and to be bound by the terms of the Trust Deed and Rules of the Scheme.
NOW THIS DEED WITNESSES as follows:
The parties hereto hereby constitute the Trust and establish the Scheme with effect from the Commencement Date (as defined in the Schedule to this Deed) by the adoption of the trust provisions set out in this deed (the Trust Deed) and the rules of the Scheme set out in the Schedule (the Rules) and such schedule and the Appendices to this Deed are hereby deemed to be incorporated into this Deed.

TRUST PROVISIONS
1.Establishment
The Scheme shall be operated and administered in accordance with these trust provisions (the "Trust Provisions") and the Rules contained in the Schedule to this Deed (hereinafter called the "Rules") for the period (hereinafter called the "Trust Period") which will commence on the Commencement Date and terminate by deed of termination on a date specified by the Company after the disposal of the Trust Fund in accordance with Clause 26 following the termination of the Scheme in accordance with the Rules.
2.Interpretation and Construction
Words and expressions defined in the Rules and the rules of construction set out therein shall (where the context so admits) apply throughout this Trust Deed and this Trust Deed and the Rules shall be construed and take effect according to the laws of Ireland.
3.Company’s Covenants
The Company covenants with the Trustees:
3.1to pay them, or to procure that the Participating Companies pay to them, such sums as pursuant to this Trust Deed and the Rules are required to be paid to the Trustees; and
3.2to carry out, or to procure to be carried out, such other covenants as pursuant to this Trust Deed and the Rules are required of it or of the other Participating Companies.
4.Trustees’ Covenants and Obligations
4.1Subject as provided herein and in the Rules, the Trustees hereby covenant with each Participating Company to apply such sums received for that purpose in the acquisition of Shares and in paying the Trustees' expenses, taxation and other liabilities, as the case may be, in accordance with the Rules and to hold the same once appropriated upon trust for the respective Participants entitled thereto provided always that:
4.1.1the Trustees shall not dispose of any Participant's Shares during the Retention Period applicable thereto (whether by transfer to the Participant or otherwise) unless the circumstances mentioned in paragraphs (a), (b) or (c) of Section 511(6) of the Act apply;
4.1.2the Trustees shall not dispose of any Participant's Shares after the end of the Retention Period applicable thereto and before the Release Date applicable thereto except pursuant to a direction given by or on behalf of the Participant concerned and by a transaction which would not involve a breach of the Participant's obligations under Rules 9.2.1 and 9.2.2;
4.1.3the Trustees shall deal with a Participant's Shares (and any right conferred in respect of any of their Shares to be allotted other shares, securities or rights of any description) only pursuant to a direction given by or on behalf of the Participant;
4.1.4the Trustees shall disregard any direction given in respect of the disposal or transfer of a Participant's Shares prior to the expiry of the Retention Period applicable thereto and shall not be required or bound to act in accordance therewith if to their knowledge the Participant in question is or would, following implementation of such direction, be in breach of such a Participant's obligations in respect of their Shares under Rules 9.1 or 9.2;

4.2The Trustees shall, as soon as practicable after the acquisition of Shares for the purposes of appropriating them under the Scheme, appropriate the Shares so acquired to Eligible Employees in accordance with the Rules.
4.3If, in the case of any acquisition of Shares for the purpose of appropriation under the Scheme, it is not possible to appropriate all the Shares so acquired the Trustees may either retain so many of the Shares as the Company shall direct, or forthwith shall sell any Shares and thereupon may apply the proceeds to meet any expenses and subject thereto shall forthwith pay to the Participating Companies such monies in so far as practicable in the same proportion as they were provided or as may otherwise be appropriate.
4.4During the Trust Period any income received by the Trustees in respect of funds provided by any Participating Company but not for the time being used to acquire Shares shall be held by the Trustees as part of the Residual Fund to be applied in accordance with Clause 25.
4.5Subject as otherwise directed in the Rules (with particular reference to the requirements of Rule 8.2) the Trustees shall hold any unappropriated Trust Property and any moneys in their possession and arising under the Scheme for the benefit of the Participating Companies pro rata to their respective contributions.
4.6The Trustees shall at all times comply with their obligations to make the tax payments properly incurred by them in the course of operating the Scheme.
4.7The Company may enter into arrangements with the Trustees under which the Trustees may acquire Shares at any time prior to their allocation to Participants as Scheme Shares.
4.8The Trustees shall stand possessed of any unappropriated Shares or unutilised cash balances arising under Clauses 4.3 or 4.4 and any income arising therefrom on trust to apply the same in or towards the future subscription for or purchase of Shares for the purposes of the Scheme and/or the Trustees' expenses of administering the same, and shall notify the Company from time to time of the amounts and number of Shares so held by them and their application.
4.9If any foreign cash dividend is received in respect of Scheme Shares held on behalf of a Participant, the Trustees shall give them notice of the amount of any foreign tax deducted from the dividend before it was paid.
4.10The Company hereby declares and confirms the independence of the Trustees in the exercise of all of their statutory functions and obligations under the Scheme and undertakes that it shall not influence the Trustees in any manner. The Trustees shall administer the Scheme and Trust impartially and in accordance with this Trust Deed and the Rules.
5.Trusts of Salary Forgone Shares
5.1Subject as hereinafter provided, the Trustees hereby agree with each Participating Company to hold all monies deducted from Participants' Basic Salaries on behalf of such Participants in accordance with Rule 3.9 and to apply all such monies in the acquisition of Salary Forgone Shares in accordance with the Rules and to hold any Salary Forgone Shares once acquired and all other trust property deriving therefrom UPON TRUST for the Participants respectively entitled thereto subject to the Rules.
5.2If any monies deducted from Participants' Salaries on any occasion cannot be applied in the acquisition of Salary Forgone Shares the Trustees may as the Company shall direct either retain so much of the surplus monies UPON TRUST for the Participants respectively entitled thereto subject to the Rules or forthwith shall pay to the Participants their respective entitlements to such surplus monies.
5.3The Trustees shall as soon as practicable after the acquisition by them of Salary Forgone Shares notify each Participant of the description and number of Salary Forgone Shares so acquired on their behalf, the amount of monies deducted from their Basic Salary and applied in acquiring the Salary Forgone Shares, the Initial Market Value of the Salary Forgone Shares in

accordance with which the number of Shares awarded to the Participant was determined and the details of any Restrictions applying to such Shares.
6.Trustees’ Obligations to Keep Records
6.1The Trustees shall, using information notified to them in writing by the Participating Companies, maintain such accounts and records as may be required for the proper operation of the Scheme in accordance with statute and the general law, and in particular as may be necessary to enable them to carry out their obligations under Chapter 1 of Part 17 and Schedule 11 to the Act.
6.2The Company shall at all times be entitled on service of four weeks’ written notice or as otherwise agreed between the Company and the Trustees to inspect all accounts, documents and records maintained by the Trustees for the purposes of the Scheme and may at any time, at its absolute discretion and at its own cost, audit or cause to be audited those accounts, documents and records. Any associated costs or expenses incurred by the Trustees shall be paid by the Company.
7.Trustees’ Obligation to Notify Participants of Schedule E Liability
Where a Participant becomes liable to income tax under Schedule E of the Act by reason of the occurrence of any event relating to such Participant's Shares, the Trustees shall inform the Participant of any facts known to them relevant to determining that liability.
8.Discharge by Participating Companies of Costs and Expenses of the Scheme
Subject to Clause 25 (under which expenses of the Scheme may be paid by the Trustees from the Residual Fund) and Rules 8.2 and 16.1 (under which certain payments may be made to the Residual Fund), all costs and expenses of and incidental to the establishment and maintenance of the Scheme (including any remuneration of the Trustees) shall be payable by the Participating Companies in such proportion as agreed between them and the Trustees.
9.Amendment
The Board may at any time, with any requisite written approval of the Revenue Commissioners and the concurrence of the Trustees, by deed supplemental hereto executed by the Company and the Trustees, amend, extend, add to or revoke any of the provisions of this Trust Deed or the Rules in such manner as it may think fit and all provisions of any such supplemental deed shall be binding on all Participants and Participating Companies PROVIDED THAT:
9.1the foregoing power shall not be exercised so as to prevent the Scheme from according with the requirements of the Act;
9.2written notice of any alteration or addition made in accordance with this Clause 9 shall be given to the Trustees, the Participating Companies and all Participants affected thereby;
9.3this Clause 9 shall not prevent the Company with the concurrence of the Trustees making minor amendments for ease of administration to the Trust Deed or the Rules that would not prejudice the approval of the Scheme under the Act, without the need to obtain Revenue prior written approval; and
9.4no alteration or addition made in accordance with Clause 9 shall alter or make any addition to the provisions for the protection and indemnity of the Trustees contained in the Scheme to the disadvantage of the Trustees and/or impose more onerous obligations on the Trustees other than those contained in the Deed prior to such alteration or addition without the prior written agreement of the Trustees.

10.Determination of Market Value
The Initial Market Value of the Shares to be appropriated under the Scheme will be determined as follows:
10.1the market value (construed in accordance with Section 548 of the Act) of the Shares on the date the Shares are appropriated to a Participant;
10.2where Shares are appropriated within 30 days after acquisition, the price as calculated in accordance with Rule 6.4.1; or
10.3in all other cases as agreed in writing in advance with the Revenue Commissioners.
11.Participating Companies
11.1The Scheme may with the consent of the Board, and subject to any requisite approval of the Revenue Commissioners, be extended to any Subsidiary which is under the Control of the Company and not a party to this Deed by a Deed of Adherence in the form of Appendix 1 to this Deed; and thereupon the provisions of the Scheme shall apply to that company as though it were a party to this Deed.
11.2The Scheme shall cease to apply to any company, other than the Company, at any time when:
11.2.1that company ceases to be a Subsidiary or under the Control of the Company; or
11.2.2a notice is served by the Company upon the Trustees that the Scheme shall not apply to that company.
12.Participating Companies to Supply Trustees with Information
12.1Each Participating Company shall supply the Trustees in writing with any information reasonably required by them for the purposes of the Scheme and shall do so in such form as the Trustees shall reasonably require and the Trustees shall in good faith rely on such information without further enquiry. The Trustees may call for and shall be entitled and are hereby authorised to rely upon and accept as sufficient evidence of any fact or matter (upon which the Trustees may in exercise of any of the trusts, powers and provisions vested in them under the Scheme require to be satisfied or to have information) a notification or certificate given on behalf of any Participating Company as to any fact or matter prima facie within the knowledge of that company and the Trustees may rely and act upon any instruction received from the board of directors of the Company or a Participating Company or a duly authorised committee of such board as evidenced by a copy of the appropriate resolution signed or purporting to be signed by the secretary or any director of such company and the Trustees shall in no way be bound to call for further evidence or be responsible for any loss that may be occasioned by acting on such notification, certificate or instruction.
12.2The Trustees shall be entitled in the absence of manifest error to rely without further enquiry on information supplied to them by the Company or any Participating Company for the purposes of the Scheme and shall also be entitled to rely in the absence of manifest error on any direction, notice or document purporting to be given or executed by or with the authority of the Company or any Participating Company or by any Participant as having been so given or executed. The Trustees shall not be liable to any Participant, the Company or any Participating Company for any loss arising in consequence of the incompleteness or inaccuracy of any such information.

13.Trust to be Irish Resident
No person shall be capable of being appointed a Trustee unless, following their appointment, the majority of the Trustees are resident in Ireland for the purposes of the laws of Ireland relating to the taxation of income and capital gains.
14.Appointment and Removal of Trustees
14.1The Company shall have power at any time by deed to appoint a new or additional trustee or trustees. The change of trustee shall be effected by deed and shall take effect three calendar months after the date that written notice of such appointment is delivered to the Trustees, or such other date as the Company and the Trustees shall agree. Such notice of appointment of a new or additional trustee shall be deemed to have been delivered if sent by post in a pre-paid cover to the trustee's registered company (or where applicable last known) address 48 hours after posting.
14.2Subject to Clause 16 the Company shall have power (which may be exercised by resolution of the Board) at any time, subject to complying with any requirements of the Revenue Commissioners in relation thereto, to remove from office any trustee (by notice in writing addressed to such trustee) and the trustee shall accord therewith by taking whatever further action may be necessary to give effect thereto. The change of trustee shall be effected by deed and shall take effect six calendar months after the date that written notice of such removal is delivered to the Trustees, or such other date as the Company and the Trustees shall agree. Such notice of removal from office of any trustee shall be deemed to have been delivered if sent by post under pre-paid cover to the trustee's registered company (or where applicable, last known address) 48 hours after posting.
14.3The powers of appointment and removal shall be vested in the Trustees in the event that the Company ceases to exist otherwise than in consequence of a Reconstruction or Takeover when the successor company (or, if more than one, such successor companies as the Company shall nominate) shall have such powers.
15.Resignation of Trustees
15.1Any Trustee may upon the expiry of six calendar months’ prior notice in writing given to the Company and the remaining Trustees (if any) resign their office and thereupon cease to be a trustee provided that there shall be at least three Trustees or a corporate trustee immediately after the retirement. The Company shall, within six months after the giving of such notice, appoint such additional trustee(s) to rectify this. If the Company fails to do so within such six month period, the retiring trustee may by deed appoint an additional trustee(s) and its retirement shall thereupon become effective. The Trustee shall not be responsible for any costs incurred by such retirement.
15.2The retiring Trustee shall not be obliged to give any reason for and shall not be responsible for any costs occasioned by such retirement but shall execute all such documents and do all such things as are reasonably required to give proper effect to such retirement.
15.3Forthwith upon their removal or retirement a Trustee shall transfer all trust property held by them and deliver all documents in their possession relating to the Scheme as the Company may direct and hereby authorises the continuing Trustees, in the absence of such transfer, to effect such transfer on their behalf.
15.4A person shall not be disqualified from acting as a Trustee or an officer or employee of a Trustee because they are or were an officer or employee of a Participating Company or are or were a Participant.
16.Number of Trustees
Without prejudice to the provisions of Clause 14 there shall at all times be at least three individual trustees or a trustee which is a company or trust corporation and the Company shall exercise its powers under Clause 14 accordingly. At least one of the trustees shall at all times be unconnected with the Company. An individual shall be regarded as unconnected with the Company if they are not and have not been a director or employee of the Company and in the case of a company if it is not and has not been a Subsidiary. In the event of the death or retirement of any such trustee the Company shall forthwith exercise its power of appointing a replacement trustee who or which is also unconnected with the Company.
17.Trustees' Remuneration
17.1Neither the Trustees nor any of their officers or employees shall be liable to account to Participants for any remuneration or other benefit received in connection with the Scheme and no Trustee or officer or employee of the Trustees shall be liable to account to other Participants for any profit derived from the appropriation to the Trustee of Shares under the Scheme.
17.2Any person acting as a Trustee in the course of any profession or business carried on by them may charge and be paid such reasonable remuneration, charges or disbursements whether in connection with the Scheme or otherwise as shall from time to time be agreed between them and the Company, such agreement not to be unreasonably refused, withheld or delayed by either party. Each Participating Company hereby covenants to pay such reasonable remuneration, charges and disbursements of the Trustees.
18.Trustees (and Others) Entitled to Own Shares without Impunity
18.1The Trustees and any director, officer or employee of the Trustees shall not be precluded from underwriting, guaranteeing the subscription of, subscribing for or otherwise acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Company, any Subsidiary or any other company in which the Company or any Subsidiary may be interested or from entering into any contract or other transaction with the Company or any Subsidiary, any other company in which the Company or any Subsidiary may be interested or being interested in any such contract or transaction; and the Trustees shall not be in any way liable to account to the Company, any Subsidiary or any Participant for any profits made or benefits obtained by them thereby or in connection therewith. Without prejudice to the generality of the foregoing, a Trustee which is a bank or any other company which provides goods or services (or a subsidiary or associated company of the same) or who is a professional person or a partner in a firm of such persons shall be entitled to act as such for the trust constituted by the Scheme or, as the case may be, to use the subsidiary or associated company or firm, and it and its subsidiary or associated company or as the case may be, they and their firm, shall be entitled to charge, receive and retain interest, commission, brokerage, fees or remuneration for services rendered in connection therewith without being liable to account for the same.
18.2No decision of or exercise of a power by the Trustees shall be invalidated or questioned on the ground that the Trustees or any individual trustee of the Scheme or any member of the board of directors of the Trustees had a direct or personal interest as a beneficiary under the Scheme in the result of any such decision or in the exercising of any such power.
19.Trustees’ Meetings and Written Resolutions
19.1The Trustees may in their discretion make rules for the constitution and regulation of their meetings and the keeping of minutes and otherwise conduct their affairs in such manner as they may deem appropriate and make such arrangements in relation to the administration of the Scheme and of the Trust Fund as they may consider advisable provided that all Trustees' meetings shall be held in Ireland.
19.2If and so long as there are more than two trustees of the Scheme:
19.2.1a resolution in writing signed by a majority of the Trustees individually shall be as valid as if the resolution had been passed at a meeting of the Trustees;

19.2.2a resolution in writing may comprise one document signed by a majority of the Trustees or separate documents in the same terms which, when taken together, have been signed by a majority of the Trustees provided always that where a decision relates to approving any alterations to the provisions of the Scheme or the delegation by the Trustees of any of their powers (including, for the avoidance of doubt, the operation of any bank account) all Trustees must sign the resolution.
20.Trustees' Investment and Borrowing Powers
20.1The Trustees may invest any monies from time to time held by them (excluding Profit Share Scheme Bonus monies, Salary Forgone Money and cash dividends in respect of Participants' Shares) and not immediately required in such manner as they may choose to the extent that the Trustees shall have the same full and unrestricted powers of investing and transposing investments and laying out moneys in all respects as if they were an absolute beneficial owner thereof.
20.2The Trustees shall be under no duty to invest or invest at interest any Trust Property. Any Trustee which is a bank or building society shall, notwithstanding any benefit which may accrue to it as a result, itself be entitled to hold Profit Share Scheme Bonus monies and/or Salary Forgone Money in a designated account in its capacity as a bank or building society and not be obliged to account for any resultant profit.
20.3The Trustees shall have power to borrow moneys or otherwise receive credit from any person, corporation or company for any purpose (including, without prejudice to the generality of the foregoing, for the purposes of making investments) on such terms as to payment of interest (if any) and as to repayment and otherwise as the Trustees shall in their absolute discretion think fit and whether on the security of any property held by the Trustees on the trusts hereof or on personal security only or without security or on a guarantee from the Company and the Trustees may provide for repayment thereof or payment of costs associated therewith out of the capital or income of any Trust Property as the Trustees may decide, provided always that no security shall be granted over or repayment made from Scheme Shares or other property held on trust for Participants.
20.4Any money received by the Trustees pursuant to the provisions of this Trust Deed or the Rules may be placed on current or deposit or any other account of a similar nature with a bank or other licensed deposit taking institution carrying on business in Ireland, to be held in the name of the Trustees for the benefit of the Scheme. The Trustees shall not be obliged to earn interest in respect of such money. Any bank account maintained by the Trustees in connection with the Scheme may be operated by such Trustees in accordance with their constitution or memorandum and articles of association in effect from time to time.
21.Trustees’ Powers of Delegation
21.1The Trustees, in the exercise of their discretions and the performance of their duties hereunder, may engage and pay the reasonable costs of any of a registrar, solicitor, broker, actuary, accountant or banker, and may appoint any such person as their agent to transact all or any business, and may act on the advice or opinion of any solicitor, broker, actuary, accountant or other professional or business person, and shall not be responsible for anything done or omitted or suffered in good faith in reliance on such advice or opinion. The Company, or the Participating Companies, shall meet the expenses of such advice to the extent that the same are agreed in advance by the Trustees and the Company or the Participating Companies (such agreement not to be unreasonably refused, withheld or delayed).
21.2Except as otherwise provided by Schedule 11 to the Act, the Trustees may delegate any of their powers and duties hereunder or any business including, without limitation, the exercise of any discretion to any person or company including, without limitation, the Company or any Subsidiary. The Trustees may pay the reasonable costs and expenses of any such person or company out of the sums of money (excluding money received from on or behalf of Participants in accordance with Clause 3.1) from time to time in their hands or under their control as Trustees of the Scheme.

21.3The Trustees may at any time revoke any delegation or arrangement made under this clause and/or require any trust property held by another person to be returned to the Trustees.
21.4The Trustees may execute and authorise any of their directors, officers or employees on their behalf to execute any deeds, documents, cheques or other instruments by the impression of any signature on behalf of, or as witness of any sealing by, the Trustees of any writing, printing, lithography, photocopying and other modes of representing or reproducing words in a visible form.
21.5The Trustees may at any time cause any part of the Trust Property to be deposited for safekeeping with any person on behalf of the Trustees and may pay any expenses in connection therewith.
21.6The Trustees may allow any Scheme Shares to be registered in the name of an appointed nominee, provided that such Scheme Shares shall be registered in a designated account.
22.Receipts
22.1Subject to any obligation of the Trustees to deduct taxes or other mandatory deductions, the Trustees shall, as soon as practicable following their receipt of any dividend or other money or money's worth in respect of Scheme Shares (other than money's worth consisting of New Shares or money consisting of a sum referred to in Section 511(4)(c) of the Act), account for and pay such dividend or other money or money's worth to Participants in accordance with their respective entitlements. The Trustees may retain such income received in respect of Scheme Shares which have not been allocated to Participants upon the trusts hereof as part of the Residual Fund.
22.2Upon receipt of a sum of money being (or being part of) a Capital Receipt in respect of any Scheme Shares, the Trustees shall comply with the provisions of Section 513 of the Act.
22.3Any Participating Company to which the Trustees pay or account for any part of any such sum as is referred to in Clause 22.1 shall (subject to compliance with the Act) forthwith account to the Participant for the balance remaining in its hands.
23.Trustees’ Indemnities
23.1The Participating Companies hereby jointly and severally covenant with the Trustees (and any officer or employee of a corporate Trustee jointly and severally for themselves and as trustee for their successors in title) (each an "Indemnified Person") that they shall at all times hereafter keep each of them and each of their successors in title as Trustees and each of their estates and effects fully indemnified and saved harmless, both before as well as after any removal or retirement of a trustee of the trusts established by this Deed pursuant to Clause 14, against all actions, claims, losses, demands, proceedings, charges, expenses, costs, damages, taxes, duties and other liabilities whatsoever suffered or incurred by them arising out of or in connection with the Scheme, but so that no Indemnified Person shall be indemnified or exonerated in respect of any fraud or wilful default on their or their agent's part or (in the case of a Trustee engaged in the business of providing a trustee service for a fee) their or their agent's negligence and except to the extent that any such liability is capable of being discharged at the expense of the Scheme. In addition, the Trustees shall have the benefit of all indemnities conferred upon trustees generally by law and by the Trustee Act 1893.
23.2In the professed execution of the trusts and powers contained in this Deed, no Trustee or director or other officer of a corporate Trustee shall be liable for any loss arising by reason of:

23.2.1fraud, wilful default or negligence of any other Trustee (including any director, other officer or employee of a body corporate acting as Trustee);
23.2.2any mistake or omission made in good faith by any other Trustee or any such other person; or
23.2.3any other matter or thing except loss arising by reason of fraud, wilful default or negligence on the part of the Trustee or any director, officer or employee of a corporate Trustee.
24.Trustees Liable to Satisfy Monetary Obligations only to the Extent of Money within their Control; Trustees may assume Participating Companies are observing their Covenants
24.1The Trustees shall not be liable to satisfy any monetary obligations under the Scheme (including but without prejudice to the generality of the foregoing any monetary obligations to Participants) beyond the sums of money (including income (if any) arising from the investment thereof) from time to time in their hands or under their control as Trustees of the Scheme and properly applicable for that purpose.
24.2Except as herein expressly provided, the Trustees shall be and are hereby authorised to assume without enquiry in the absence of knowledge by or express notice to them to the contrary that the Company, any Participating Company and the Board are duly performing and observing all the covenants and provisions contained in these presents and to be performed and observed and notwithstanding knowledge by or notice to the Trustees of any breach of covenant or obligation by any such party it shall be in the discretion of the Trustees whether to take any action or proceedings or to enforce the performance thereof and in any case in which the Trustees decide to take any action or proceedings or to enforce the performance thereof they shall first be indemnified to their satisfaction by the Company against all proceedings, claims and demands to which the Trustees may thereby become liable and all costs, charges, expenses and liabilities which may thereby be incurred.
25.Residual Fund
The Trustees shall hold and apply the Residual Fund as follows:
25.1in paying the costs, charges and expenses incurred in the operation of the Scheme as they in their absolute discretion shall determine;
25.2subject as aforesaid, any moneys at any time which are not immediately required to be applied by the Trustees in a particular manner may be placed on deposit (either with or without interest) with any bank or other deposit taking institution in Ireland as the Trustees may determine; and
25.3in appropriating Shares to Eligible Employees as soon as practicable after the Shares form part of the Residual Fund.
26.Consequences of Termination of Scheme
26.1Following the termination of the Scheme pursuant to Rule 16.1, any Shares registered in the names of the Trustees (or their nominee) to which any Participant is absolutely entitled shall be transferred to such Participant provided this would not be in breach of Chapter 1 of Part 17 and Schedule 11 to the Act.
26.2Any Shares held by the Trustees which at the date of determination have not been appropriated to Eligible Employees shall be sold by the Trustees. The proceeds of sale, and the other assets representing the Trust Property, after meeting such expenses of the Trust in relation to such sale or otherwise, and associated administration expenses, shall be transferred to the Participating Companies in proportion to the total amounts provided by each of them to the Trustees or such other proportions as the Trustees may decide.

27.Annual Reporting
27.1The Trustees shall make all required annual returns of information in relation to the Scheme to the Revenue Commissioners by the applicable filing deadline(s).
27.2In circumstances where the Scheme is no longer active or has been determined, the Trustees (with the concurrence of the Company) shall de-register the Scheme for filing purposes.
28.Governing Law
28.1This Deed and the relationship between the parties shall be governed by and construed in accordance with the laws of Ireland.
28.2Each of the parties agrees that the courts of Ireland are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Deed or otherwise arising in connection with this Deed, and for such purposes irrevocably submits to the jurisdiction of the Irish courts.
28.3The Trustees irrevocably consent to service of process or any other documents in connection with proceedings in any court by personal service, delivery at any address specified in this Deed or any other usual address, mail or in any other manner permitted by Irish law, the law of the place of service or the law of the jurisdiction where proceedings are instituted.
29.Counterparts
This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by email attachment or telecopy shall be an effective mode of delivery.
IN WITNESS whereof the parties have entered into this Deed on the date specified above.

Schedule
Rules

RULES OF THE UNUM GROUP APPROVED PROFIT SHARE SCHEME
(IRELAND)

1.Interpretation and Construction: Definitions
1.1In these Rules:
"Acceptance Amount", in respect of an Offer, the aggregate amounts (including Salary Foregone or to be foregone, if applicable) which Eligible Employees have advised to the Company under Rule 3.5, on Instruction Forms (returned by the due date) are to be used to acquire Shares for appropriation under the Scheme;
“Act”, the Taxes Consolidation Act 1997 (as amended);
"Accumulation Period", in relation to Salary Forgone Shares, a period specified by the Board pursuant to Rule 3.9 during which the Trustees shall accumulate Eligible Employees' Salary Forgone Money before acquiring Salary Forgone Shares on behalf of the Eligible Employees or repaying such money to the Eligible Employees;
“Announcement”, the announcement by the Board of the terms of an Offer under the Scheme;
to “appropriate”, formally to vest a beneficial interest (subject to the provisions of the Scheme) in specific Shares in a Participant pursuant to these Rules and the expression "appropriation" shall be construed accordingly;
“Appropriation Date”, any date on which Shares are appropriated by the Trustees after the relevant Announcement;
“Appropriate Percentage”, in relation to any Shares shall be construed in accordance with Section 509(1) of the Act;
“Approved Scheme”, any scheme which is for the time being approved by the Revenue Commissioners in accordance with Chapter 1 of Part 17 of and Schedule 11 to the Act;
“Basic Salary”, an Eligible Employee’s gross basic annual salary (excluding any bonus, commission, overtime and all other incentive payments and variable emoluments);
“Board”, the board of directors of the Company for the time being or a duly authorised committee thereof;
“Capital Receipt”, the meaning given to that expression by Section 513 of the Act;
"Commencement Date", the date of receipt of written approval from the Revenue Commissioners for the Scheme to operate as an approved scheme in accordance with Chapter 1 of Part 17 of and Schedule 11 to the Act;
"Contract”, a contract of participation in such form as the Trustees and the Board may from time to time agree and which has been approved in writing by the Revenue Commissioners;
"Control", the meaning given by Section 432 of the Act;
"Dealing Day", any weekday which is not a public holiday in the United States of America;
“Eligible Employee”, every person who at the relevant Appropriation Date:
(a)is an employee or director of a Participating Company;
(b)is chargeable to tax under Schedule E in respect of that employment; and
(c)if so determined by the Board in its sole discretion in relation to any Offer, had been such an employee or director continuously for a qualifying period set by the Board but not to exceed three years ending at that time;

provided that notwithstanding the foregoing an individual shall not be an “Eligible Employee” if they are ineligible to participate in this Scheme under paragraphs 12 to 14 inclusive of Part 4 of Schedule 11 to the Act;
"Exchange Act", the Securities Exchange Act of 1934 of the United States of America as amended from time to time or any successor thereto;
“Group”, the Company together with the Participating Companies for the time being;
“Initial Market Value”, the value at which Shares are appropriated to a Participant determined in accordance with Section 510(2) of the Act;
"Instruction Form”, an instruction by an Eligible Employee to their employer in such form as the Trustees and the Board may from time to time agree and which has been approved in writing by the Revenue Commissioners;
“Locked-in-Value” in relation to any Shares, shall be construed in accordance with Section 512(1) of the Act;
"New Shares", has the meaning given by Section 514(1) of the Act;
"Offer”, an offer made by the Board under the Scheme in accordance with the terms of an Announcement;
“Participant”, any Eligible Employee to whom Shares have been appropriated and which continue to be Scheme Shares including (where the context so admits) any person in whom an interest in Scheme Shares or an entitlement thereto is or becomes vested;
“Participant's Shares”, in relation to any Participant means such Shares as have been or are deemed to have been appropriated to that Participant under the Scheme and are for the time being held by the Trustees and (where the context so admits) includes any new shares (within the meaning of Section 514(1) of the Act) issued in respect of or otherwise representing such Shares following a Reconstruction;
“Participating Company”, Unum Ireland Limited (registered number 451972) and any other Subsidiary which hereinafter enters into a deed of adherence pursuant to Clause 11 of the Deed;
“Profit Share Scheme Bonus”, a bonus payable pursuant to the provisions of Appendix 2 – Similar Terms Principles – Basis of Entitlement;
"Reconstruction", a company reconstruction as described in Section 514(2) of the Act;
“Release Date”, in connection with any of a Participant's Shares means the third anniversary of the date on which such Shares were appropriated to them or such other date as may be determined by Section 511(2) of the Act;
“Residual Fund”, all moneys and Surplus Shares directed to be held as part of the Residual Fund or for which no specific provision is made (other than under Clause 25) and the income (if any) arising therefrom all of which shall be held in accordance with Clause 25;
"Restriction", a restriction as described in Paragraph 10(2) of Schedule 11 to the Act;
“Retention Period”, in connection with any of a Participant's Shares means the period beginning on the date on which such Shares are appropriated to them and ending on the second anniversary of that date (or such other anniversary of that date as may be determined by Section 511(1) of the Act) or, if it is earlier, (a) the date on which the Participant ceases to be an Eligible Employee by reason of injury or disability or on account of their being dismissed by reason of redundancy within the meaning of the Redundancy Payments Acts, 1967 to 2014 or (b) the date on which the Participant reaches State pensionable age as defined in Section 2 of the Social Welfare Consolidation Act 2005 or (c) the date of the Participant's death;
“Rules”, the Rules contained in the Schedule and Appendix 2, as amended from time to time;
“Salary Foregone Limit”, in respect of an Offer such proportion, if any, of an Eligible Employee's Basic Salary not exceeding 7.5% per annum which they may (as the Board shall determine) elect to forgo as Basic Salary and which they elect to be used to acquire Shares for appropriation to them under the Scheme provided that it may not exceed the amount the Eligible Employee elects to have applied in the acquisition of Shares from their Profit Share Scheme Bonus;
"Salary Forgone Money", money deducted from an Eligible Employee's Basic Salary and held by the Trustees to acquire Salary Forgone Shares or to be returned to such Eligible Employee;
"Salary Forgone Shares", Shares appropriated to a Participant pursuant to Rule 3.9;
“Scheme”, the Scheme established by the Trust Deed, known as the Unum Group Approved Profit Share Scheme (Ireland), subject to any amendment thereto effected from time to time;
“Scheme Share”, any Share which has been appropriated in accordance with Rule 7.1 and continues to be held by the Trustees on behalf of a Participant;
“Share”, a share of common stock of Unum Group, par value USD$0.10 per share, provided always that the Shares shall comply with the requirements of Schedule 11 to the Act;
"Similar Terms Principles" the "Basis of Calculation of Entitlement under a Scheme and Similar Terms" as set out in the Tax and Duty Manual – Share Schemes Manual Chapter 10 – Section 10.9, of the Revenue Commissioners (as may be amended by the Revenue Comissioners from time to time).
“Stock Exchange”, the New York Stock Exchange or any other securities exchange on which the Shares are admitted for trading and listed from time to time;
“Subsidiary”, any company which is controlled by the Company in accordance with Section 432 of the Act;
"Surplus Shares”, unappropriated Shares acquired under Rule 8.2 or otherwise and held as part of the Residual Fund;
"Takeover", a transaction affecting any Scheme Shares as described in Rule 13.1;
“Trust”, the Unum Group Approved Profit Share Scheme (Ireland) trust established for the Scheme by the adoption of the Trust Provisions and the Rules, subject to any amendments thereafter effective from time to time;
“Trust Deed”, the deed adopting the Trust Provisions and the Rules;
“Trust Fund”, the Trust Property and Shares which have been appropriated;
“Trust Period”, the period defined in Clause 1;
"Trust Property" the Residual Fund and any other securities, money or other property (excluding Shares which have been appropriated) held by the Trustees subject to the Scheme;
"Unum Ireland", Unum Ireland Limited (registered number 451972); and

“Year of Assessment”, the meaning assigned to it in Section 2 of the Act.
1.2Any reference to any provision of any legislation shall, unless the context clearly indicates to the contrary, be a reference to legislation of Ireland and any such reference shall include any modification, re-enactment or extension thereof for the time being in force and any regulations made thereunder.
1.3Words such as “hereunder”, “hereto”, “hereof”, and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of the Trust Deed and the Rules and not to any particular Clause or Rule thereof.
1.4Save as otherwise provided herein any reference to a Clause or Schedule shall be a reference to a Clause or Schedule of the Trust Deed and any reference to a Rule shall be a reference to a Rule of the Rules unless it appears from the context that a reference to some other provision is intended.
1.5The singular number shall include the plural and vice versa.
1.6The headings and captions to the Clauses in the Trust Deed and to the Rules are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of the Trust Deed or the Rules.
1.7The Trust Provisions of this Deed shall prevail in the event that any provisions of the Rules are inconsistent with them.
2.Scheme Offers
2.1The Board may, at its discretion, at any time after the Commencement Date, make an Offer to all Eligible Employees at such time or times as it shall in its sole discretion determine.
2.2Each Offer shall be made to all Eligible Employees in accordance with Similar Terms Principles.
2.3Whenever an Offer is made by the Board it shall issue an Announcement. The Announcement shall specify:
2.3.1that the Offer applies to all Eligible Employees;
2.3.2that all or part (as specified by the Board) of the Profit Share Scheme Bonus may, at the election of the Eligible Employees, be used to acquire Shares for appropriation under the Scheme or be paid to Eligible Employees in cash (subject to the deduction of usual statutory withholdings) or be paid to Eligible Employees in such other form as may be determined by the Board (subject to the deduction of applicable statutory withholdings) with the prior written consent of the Revenue Commissioners; and
2.3.3the amount, if any, of the respective Eligible Employees’ Basic Salaries which they may elect (or have elected) to forego in accordance with Rule 3.9.
3.Communication of Offers and Acceptances
3.1As soon as practicable after an Announcement is made, details of how the Offer applies to each Eligible Employee shall be communicated to them by the Company.
3.2With respect to the initial Offer made, each Participant under the Scheme must sign and return a Contract.
3.3With respect to subsequent Offers made, an Eligible Employee who is not already a Participant under the Scheme must sign and return a Contract. If an Eligible Employee who is a

Participant has revoked any previous Contract they must sign a new Contract in order to participate in the referable Offer.
3.4The Company shall issue a Contract to all affected Eligible Employees who need to sign one in order to receive a Share appropriation in respect of a particular Offer.
3.5In respect of each Offer the Company shall issue each Eligible Employee with an Instruction Form which they must complete to signify their acceptance of their share of the Offer and the amount of their Profit Share Scheme Bonus they wish to receive as Shares (or in cash subject to statutory withholdings) or in such other form as may have been determined by the Board subject to deductions of applicable statutory withholdings with the prior written approval of the Revenue Commissioners and the amount, if any, of Basic Salary they wish (or they have previously elected) to forego (which cannot exceed the Salary Foregone Limit) to be applied in the acquisition of Shares under the Scheme.
3.6The Contract and the Instruction Form must be returned within the time specified by the Company (which may, in its discretion, be extended). Any extension of time will be applicable to all Eligible Employees.
3.7For each Offer, the Company shall notify the Trustees of the terms of the Announcement, the acceptances (including amounts of Salary Foregone under Rule 3.9) which require to be satisfied by the appropriation of Shares under the Scheme and the names and addresses (and any other information the Trustees may require) of the affected Eligible Employees.
3.8For each Offer, the Company (subject to Rule 5.3) shall either pay to the Trustees or to the Trustees’ order the amount necessary to satisfy acceptances notified to the Trustees under Rule 3.7 within seven days of such notification (or such longer period as the Trustees shall agree).
3.9Salary Forgone Program
3.9.1In the event the Board makes an Offer pursuant to Rule 2.1, the Board may but shall not be obliged to determine that, in connection with such Offer, each Eligible Employee shall be given the right to elect to acquire Salary Forgone Shares subject to the following terms and conditions:
(a)each Eligible Employee shall be given the right to elect to apply a portion of their Basic Salary towards the acquisition of Salary Forgone Shares under the Scheme. Such portion shall be determined by the Board and shall, with respect to each Offer, be the same portion for all Eligible Employees and shall in no event in any Year of Assessment exceed 7.5% of an Eligible Employee's Basic Salary in that Year of Assessment; and
(b)in no event may the amount of Basic Salary applied by an Eligible Employee towards the acquisition of Salary Forgone Shares exceed the amount of any Profit Share Scheme Bonus applied by the Eligible Employee towards the acquisition of Shares pursuant to Rule 3.5.
3.9.2The Board may determine that, with respect to an Offer, Eligible Employees may elect to accumulate Salary Forgone Money over an Accumulation Period or a series of consecutive Accumulation Periods, with deductions from the Eligible Employee's Basic Salary being made at monthly intervals (or such other intervals at which such salary or earnings are paid) and Shares and Salary Forgone Shares, respectively, shall be appropriated following completion of the Accumulation Period, provided however, that each Accumulation Period must terminate in the same Year of Assessment it commenced.
3.9.3The Board may determine that any Accumulation Period shall come to an end on the occurrence of a specified event.

3.9.4The following terms and conditions shall apply in respect of such Accumulation Periods:
(a)in the event approval of the Scheme is withdrawn by the Revenue Commissioners or the Scheme is terminated or an individual ceases to be an Eligible Employee at any time prior to the expiration of an Accumulation Period, any Salary Forgone Money deducted with respect to such Eligible Employee during such Accumulation Period shall be returned to the Eligible Employee by the Trustees as soon as practicable and in any event in the same Year of Assessment, subject to deduction of applicable income tax, employee's pay related social insurance contributions, the universal social charge and other applicable statutory deductions;
(b)the Board may, in connection with an Offer, determine terms and conditions upon which Eligible Employees shall be entitled to increase or decrease the amounts to be applied monthly (or at such other payment intervals as shall apply) towards Salary Forgone Shares provided always that such terms and conditions shall be the same for all Eligible Employees under an Offer and that any such increase or decrease shall have effect only from the commencement of a new Year of Assessment;
(c)an employee may withdraw from a Salary Forgone program at any time during an Accumulation Period by notice in writing to the Company. Unless a later date is specified in the notice, such a notice shall take effect no later than 30 days after the Company receives it. Any Salary Forgone Money then held on behalf of an Eligible Employee shall be paid over to that Eligible Employee as soon as practicable and in any event in the same Year of Assessment, subject to deduction of applicable income tax, employee's pay related social insurance contributions, the universal social charge and other applicable statutory deductions. The Board may, in connection with an Offer, determine the terms and conditions on which Eligible Employees may rejoin the Scheme after withdrawing pursuant to this Rule 3.9.4(c), provided always that such terms and conditions shall be the same for all Eligible Employees;
(d)the Participating Companies shall, as soon as practicable after deduction of Salary Forgone Money, pass the monies so deducted to the Trustees;
(e)if a Reconstruction occurs during an Accumulation Period which results in New Shares being issued in place of Salary Forgone Shares, the Contract shall provide that if the Participant consents, it shall have effect after the Reconstruction as if it were an agreement for the purchase of shares which are New Shares;
(f)if a Participant ceases to be in Relevant Employment during an Accumulation Period, any monies deducted from their Basic Salary during that period shall be paid to the Participant as soon as practicable after they so cease; and
(g)if an Accumulation Period comes to an end on the occurrence of a specified event, any monies deducted from a Participant's Basic Salary during that period shall be paid to the Participant as soon as practicable.
3.10Minimum Limit
With respect to any Offer, the Board may specify a minimum amount to be applied towards the acquisition of Salary Forgone Shares which shall, in respect of each Offer, be the same in relation to all Eligible Employees. The minimum amount shall not be greater than the lesser of

€127 or one percent (1%) of the Eligible Employee's Basic Salary, or such other amount specified from time to time under the Act.
4.Individual Limit
The total of the Initial Market Values of all the Shares appropriated in any Year of Assessment to a Participant shall not exceed the limit from time to time prescribed in paragraph 3(4) of Part 2 of Schedule 11 to the Act.
5.Acquisition of Shares
5.1Subject to Rule 3.8, as soon as practicable after an Announcement is made, Shares shall be acquired under Rule 6 by the Trustees to give effect to acceptances received under Rule 3.5. If the Trustees so elect, Shares may be acquired prior to the return date for such acceptances under Rule 3.5.
5.2The Trustees shall endeavour to acquire the exact number of Shares to satisfy acceptances received under Rule 3.5 but should extra Shares be acquired these shall be dealt with in accordance with Rule 7.5.
5.3The Participating Companies shall, unless the Board otherwise directs, bear the acquisition costs (including commission and other acquisition costs) of Shares referable to their respective Eligible Employees (including, where applicable, Shares acquired out of Salary Foregone and notified by Eligible Employees on Instruction Forms). Where the Board makes such a direction, the Company may discharge all the aforementioned acquisition costs and may seek reimbursement from the Participating Companies of their respective portions. Each Participating Company shall, on demand by the Company, reimburse it for its share of the acquisition costs (or those of its respective Eligible Employees in the case of Shares funded out of Salary Foregone).
6.Acquisition of Shares by the Trustees and Rights Attaching to Shares
6.1Subject as hereinafter provided, the acquisition of any Shares by the Trustees pursuant to Rule 5 shall, at the direction of the Board, be effected by a purchase of Shares through the Stock Exchange or pursuant to Rule 9.5.
6.2The Trustees shall, at the direction of the Board, subject to Rule 4, purchase the maximum number of Shares that can be purchased out of the Acceptance Amount from such shareholders as are willing to sell such Shares to the Trustees at that time or on the Stock Exchange (or both).
6.3The purchase of Shares under Rule 6.2 shall take place within 10 days (or such later date as the Trustees in their discretion may determine) of the latest acceptance date under Rule 3.6.
6.4The price for purchase of Shares shall be determined as set out below:
6.4.1if the Shares are listed on the Stock Exchange then:
(a)if Shares are purchased only on the Stock Exchange, or are purchased on the Stock Exchange and from shareholders, the price per Share shall be the purchase price per Share on the Stock Exchange (excluding all costs of purchase) or if there is more than one purchase price on the Stock Exchange then the price obtained by dividing the total of such purchase prices by the total number of Shares so purchased; or
(b)if Shares are purchased directly from the shareholders but no Shares are purchased on the Stock Exchange then the price of purchase shall be the closing selling price of a Share as such price is officially quoted in the composite type of transactions on the Stock Exchange for the last Dealing

Day before the date of purchase from the shareholders (or the first purchase out of that Acceptance Amount, if more than one);
6.4.2if the Shares are not listed on the Stock Exchange every Share shall be purchased at the price agreed by the Trustees with the Revenue Commissioners to represent the market value, as at the date of purchase by the Trustees (or such earlier date as may be agreed in writing by the Revenue Commissioners and the Trustees for that purpose), of a Share subject to no restrictions of any kind other than those set out in the Byelaws of the Company.
6.5The Trustees shall be entitled to adjust any such number of Shares to be acquired by them to a whole number of Shares as they shall think fit and to reduce such number of Shares to ensure that the limit specified in Rule 4 is not exceeded in any case and in the event that Shares have been purchased where different rights attach to some Shares than to others, Shares shall be appropriated to Participants insofar as possible to ensure that Shares carrying the same rights are appropriated between them in proportion to their entitlements.
6.6In the event that any Shares held by the Trustees are not appropriated as a result of any adjustment or reduction under Rule 6.5 above such Shares shall be dealt with in accordance with Rule 7.5.
7.Appropriation of Shares
7.1Subject to the following paragraphs of this Rule, the Shares acquired by the Trustees pursuant to Rule 6 shall be appropriated by the Trustees to the Participants entitled thereto on the relevant Appropriation Date.
7.2Subject to the provisions of the following paragraphs of this Rule, any appropriation of Shares under the Scheme shall be made by allocating the same among all the Participants in the same proportions as their respective acceptances (including Salary Foregone) bear to each other on the basis that the aggregate Initial Market Value of the Shares appropriated to each Participant is as nearly as possible pro-rata to the aggregate of such amounts specified in their Instruction Form.
7.3The Trustees shall only appropriate Shares to an Eligible Employee if they are such on the Appropriation Date.
7.4No Shares shall be appropriated to a Participant which do not satisfy the conditions set out in Part 3 of Schedule 11 to the Act.
7.5Where any Shares are acquired from Participants’ Profit Share Scheme Bonus and/or Participants’ Salary Foregone Money that are not appropriated to Participants, the Trustees shall sell such Shares and the proceeds of sale (together with any excess funds from Participants’ Profit Share Scheme Bonus and/or Salary Foregone Money which are not used to acquire Shares) shall be repaid to the Participating Company from which they were received for distribution to the Participants entitled thereto at the next available pay date subject to applicable statutory withholdings and deductions.
7.6As soon as practicable after any appropriation of Shares to a Participant the Trustees will give them notice in writing thereof stating the number, description and Initial Market Value of the Shares so appropriated and the date on which those Shares were so appropriated.
7.7Where the Trustees are unable to acquire sufficient Shares to satisfy in full appropriations pursuant to this Rule 7 the appropriations shall be reduced pro-rata.
7.8Shares will be appropriated on one day within 30 days of the date on which the Initial Market Value is determined.
7.9The Trustees shall not appropriate as Shares that amount of a Participant's allocation as they shall have elected under the Instruction Form completed by them to take in cash or such other form as may have been approved by the Board with the prior written approval of the Revenue Commissioners. In determining the amount to be appropriated as Shares the Trustees may make any necessary rounding up or down.
7.10The Company will deduct (or will procure that the relevant Participating Company deducts) from each Participant’s salary and pay to the Revenue Commissioners the amount required to be paid by the Participant in respect of PRSI and the Universal Social Charge arising on each Participant’s Profit Share Scheme Bonus and Salary Forgone Money.
8.Trustees’ Accountability to a Participant and Participating Companies
8.1The Trustees shall distribute to a Participant as soon as practicable after the receipt of same any money or money's worth and in particular any dividends received by them in respect of or by reference to that Participant's Shares, but excluding:
8.1.1any sum received by them on a sale of rights pursuant to Rule 11 and which is to be applied in financing the exercise of other such rights under that Rule;
8.1.2any securities comprising a new holding (as defined in Section 584 of the Act);
8.1.3such part of any sum so received as the Trustees may have received from the Participant pursuant to the Participant's obligations under Section 511(4)(c) of the Act; and
8.1.4any sum retained by the Trustees in accordance with Rule 16.1.
8.2If prior to the appropriation of any Shares under Rule 7 the Trustees become entitled in respect of such Shares to any rights to be allotted or to subscribe for further securities in the Company (other than a capitalisation issue of shares of the same class as the Shares then held by the Trustees pending an appropriation which shall be retained by the Trustees and shall form part of the Shares to be appropriated among Participants on such appropriation) the Trustees may:
8.2.1sell the same for the best consideration in money reasonably obtainable and retain the net proceeds of sale as part of the Residual Fund;
8.2.2sell enough of the rights to enable the subscription of the balance of such rights not so sold; or
8.2.3request the Participating Companies for cash to take up the entire issue of rights in which event the Company shall procure that the relevant amount is paid to the Trustees or to their order for such purpose and they shall take up the entire issue of rights provided that the Trustees shall take no action which would prejudice approval of the Revenue Commissioners of the Scheme and any securities so acquired shall form part of the Residual Fund. Any cash contributed by a Participating Company to enable the Trustees to take up the aforementioned rights shall be taken into account for the next Offer under the Scheme.
8.3If prior to the appropriation of any Shares under Rule 7 the Trustees receive any dividends, they shall discharge any taxation thereon and retain the same as part of the Residual Fund.
9.Dealing with a Participant’s Shares
9.1During the Retention Period applicable to any of a Participant's Shares the Participant concerned shall permit them to remain registered in the name of the Trustees or their nominee/custodian and shall not assign, charge or otherwise dispose of their beneficial interest therein.
9.2At any time before the Release Date applicable to any of a Participant's Shares the Participant concerned must:

9.2.1not direct the Trustees to dispose of any of such Shares except by a transfer to which Rule 9.2.2 below applies or which is effected pursuant to Rule 13.1 unless such disposal is to be effected by sale for the best consideration in money as can reasonably be obtained at the time of such sale;
9.2.2if they direct the Trustees to transfer any of such Shares to them, pay to the Trustees a sum pursuant to Section 511(4)(c) of the Act equal to income tax at the standard rate on the Appropriate Percentage of the Locked-in-Value of the Shares at the time of the direction; and
9.2.3agree with the Trustees not to sell the beneficial interest in any of such Shares except for cash at a price equal to that which the Trustees would have been required to obtain had they simultaneously sold those Shares in accordance with a direction given under Rule 9.2.1 above.
9.3A Participant’s Shares shall, subject as otherwise provided in these Rules, be held by the Trustees until the date on which the Participant concerned directs the Trustees:
9.3.1to sell the Participant’s Shares for the best consideration in money that can reasonably be obtained at the time of the sale; or
9.3.2to transfer the ownership of the Participant’s Shares into their name or the name of a nominee specified by them (provided appropriate provision is made for any related costs); or
9.3.3a combination of 9.3.1 and 9.3.2 above;
provided that as soon as may be practical following the Release Date applicable thereto the Trustees may transfer legal ownership of the Participant’s Shares to the Participant or a nominee specified by them.
9.4Where
9.4.1a Participant assigns, charges or otherwise disposes of the beneficial interest in any of their Shares or whenever the beneficial interest in their Shares is vested in some other person; and
9.4.2the assignment, charge, disposal or vesting is made from a holding of their Shares which were appropriated to them at different times;
then, for all the purposes of these Rules, the assignment, charge, disposal or vesting shall be treated as being of Shares which were appropriated earlier before those which were appropriated later.
9.5If a Participant directs the Trustees to dispose of any of their Scheme Shares the Trustees may offer to purchase the beneficial interest in such Scheme Shares from the Participant at the best consideration in money that can reasonably be obtained at the time of the sale and for this purpose Rule 6.4 shall apply.
9.6No Participant, or other person, who is entitled to any Shares, monies or other benefit pursuant to this Scheme shall be entitled to claim such benefit more than six years after it has fallen due if the reason for the non-payment of such benefit within the said period of six years was the failure of that person to claim it, or the lack of knowledge by the Trustees or the Company of the existence or whereabouts of that person, or of any fact or facts giving that person the right thereto; but the Trustees may pay any such benefit or any part thereof if in their absolute discretion the Trustees think fit so to do. At the expiry of the said period of six years any unclaimed or unpaid benefits held by the Trustees will be distributed to a charity of the Company’s choosing and, in the case of Shares, such Shares may be sold and the proceeds of such sale (after deduction of any disposal costs) distributed to such charity.

9.7When the Trustees receive from a Participant who has directed them to transfer the ownership of their Shares to them at any time before the Release Date in respect of such Shares, the sum calculated in accordance with Rule 9.2.2, such sum shall be accounted for to the Revenue Commissioners in accordance with Section 516 of the Act.
9.8If any amount falls to be paid to a Participant prior to the Release Date in respect of a Participant’s Shares being:
9.8.1the proceeds of a sale of Shares pursuant to a direction given by the Participant under Rule 9.5; or
9.8.2a Capital Receipt;
the Trustees shall pay such amount to the Participant.
10.Voting Rights in Respect of Participants’ Shares
10.1The Trustees shall not exercise any voting rights on a show of hands (other than to request a poll) in respect of Participants' Shares.
10.2The Trustees shall on a poll in respect of a Participant's Shares vote only in accordance with any direction given by that Participant in writing at least three working days (or such other period as the Trustees may from time to time determine) before the date on which those voting rights are exercisable and in the absence of such a direction the Trustees shall not vote in respect thereof.
10.3Prior to appropriation of any Shares, the Trustees shall not exercise any voting rights attaching to them or (save as specifically provided in the Rules) transfer or agree to transfer the Shares or any securities allotted in respect of the Shares.
10.4Notwithstanding the foregoing sub-Rules in this Rule 10 (and subject to Rules 11 and 13.4) the Trustees are neither required to seek voting instructions in respect of a Participant’s Shares, nor are they required to copy to Participants notices, circulars or other documents sent to them as a holder of Shares but the Trustees shall make such documents available to a Participant on request.
11.Rights Issues
11.1If the Company makes an offer or invitation conferring any rights upon its shareholders to acquire against payment additional shares, securities or rights in the Company, the Trustees shall sell sufficient of the rights nil-paid to enable them to subscribe for the balance.
11.2Any shares or securities allotted by virtue of rights arising under a rights issue shall be treated as a Participant’s Shares identical to the Shares in respect of which the rights were conferred. They shall be treated as if they were awarded to the Participant under the Scheme in the same way and at the same time as those Shares. For this purpose, references to rights arising under a rights issue are to rights to be allotted, on payment, other shares or securities or rights of any description in the same company.
12.Capitalisation Issues
In the event of the Company allotting any new securities by way of capitalisation to the Trustees in respect of any Participant's Shares such new securities shall, subject to the Act, form part of that Participant's Shares and shall be deemed to have been appropriated at the same time as, and shall be held by the Trustees on the same terms as, the Participant's Shares to which they relate.
13.Takeovers and Other Transactions Affecting a Participant’s Shares
13.1In the event that:

13.1.1an offer is made to acquire any Participant's Shares (in this sub-Rule 13.1.1 referred to as "original shares") in circumstances such that acceptance thereof will result in a new holding (as defined in Section 584 of the Act) being equated with such original shares for the purposes of capital gains tax;
13.1.2an offer is made to acquire any Participant's Shares as part of a general offer made to holders of securities of the same class as the Participant's Shares for a cash consideration, with or without other assets and is also made in the first instance on a condition such that, if it is satisfied, the person making the offer will have control of the Company (within the meaning of Section 11 of the Act); or
13.1.3a transaction is proposed which affects a Participant's Shares or such of them as may be of a particular class and such transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:
(a)all the shares of the Company or, as the case may be, all the securities of the class in question; or
(b)all the shares or securities of the class in question which are held by a class of shareholders identified otherwise than by reference to their participation in an Approved Scheme;
then notwithstanding anything in Rule 9 the Trustees may, at the direction of the relevant Participant, accept such offer or, as the case may be, agree to such compromise, arrangement or scheme in respect of that Participant's Shares.
13.2In the event that any offer is made or compromise, arrangement or scheme proposed affecting any of a Participant's Shares which does not fall within Rule 13.1 above then the Participant concerned may only direct the Trustees to accept or agree thereto to the extent that implementation thereof would not result in a breach of Rule 9.
13.3In the event of any Participant's Shares being compulsorily acquired under applicable laws consequent upon an offer or transaction as is mentioned in Rule 13.1 above or if under any scheme, merger, compromise or arrangement arising under applicable laws any Participant's Shares are transferred to another company or cancelled for a consideration consisting of cash and/or shares, the Participant concerned shall be deemed to have been entitled to give and to have given a direction in respect thereof under Rule 13.1 above immediately prior to such acquisition, transfer or cancellation and the provisions aforesaid shall apply as if the offer had been accepted or the transaction agreed to in pursuance of such direction.
13.4The Trustees will promptly take all reasonable steps using information supplied by the Company to notify Participants of the principal terms of any offer, transaction, compromise, merger, arrangement or scheme falling within this Rule and in the absence of any direction from a Participant concerning how the Trustees should act thereon in respect of such Participant's Shares the Trustees shall not take any action in respect thereof.
14.Fractions arising from the Issue of New Securities by Reference to a Participant’s Shares
14.1If the Trustees become entitled to receive any securities or other rights in respect of their holding of Participants' Shares the Trustees shall allocate such securities or other rights concerned on a proportionate basis.
14.2If the allocation should give rise to a fraction of a security or right, the Trustees shall:
14.2.1round such aggregate allocation down to the next whole share, security or right, and

14.2.2sell any remaining share, securities or rights and, subject to Rule 16.1, distribute the proceeds of sale (after deducting any expenses of sale and any taxation which may be payable by them) to the Participants concerned in due proportion.
14.3Where the Trustees receive any new shares (within the meaning of Section 514(1) of the Act) in respect of their holding of a Participant's Shares, the Trustees shall allocate the new shares to that Participant on a proportionate basis by reference to the relative times of appropriation of their Shares, and if the allocation should give rise to a fraction of a new share, the Trustees shall round the allocation up or down to the next whole new share as they think fit.
15.Notices
15.1The Trustees shall not be bound to act upon any instructions given by or on behalf of a Participant or any person in whom the beneficial interest in their Scheme Shares is for the time being vested pursuant to the Scheme unless such instructions are received by the Trustees from the relevant person.
15.2Subject to the requirements of Section 12(2)(c) of the Electronic Commerce Act 2000, any notice, document or other communication given by or on behalf of the Company, a Participating Company, the directors of the Company or the Trustees to any person in connection with the Scheme shall be deemed to have been duly given if:
15.2.1delivered to them at their place of work, if they are employed by a Participating Company;
15.2.2sent through the post in a pre-paid envelope to their address last known to the Company or the Company's agent appointed to administer the Scheme, or the Participant’s address as shown in the Trustees' records for the time being and if so sent it shall be deemed to have been given on the date of posting;
15.2.3sent by electronic mail to their work email address, or their home email address last known to the Company or the Company's agent appointed to administer the Scheme, or the email address shown in the Trustees’ records for the time being, and if so sent it shall be deemed to have been given on the date of sending, and the Trustees, the Company and the Participating Companies shall have no liability whatsoever to a Participant in respect of any such notice, document or other communication so given, sent or made nor shall the Trustees, the Company or the Participating Companies be concerned to see that any Participant actually receives the same.
15.3Any notice, document, or other communication so sent to a Participant pursuant to the Scheme shall be deemed to have been duly delivered notwithstanding that such Participant is then deceased (and whether or not the Company or Trustees have notice of their death) except where their personal representatives have established their title to the satisfaction of the Company or Trustees as appropriate and supplied to the Company and the Trustees an address to which notices, documents and other communications are to be sent.
15.4Any notice, document or other communication given to the Company, a Participating Company, the directors of the Company or the Trustees in connection with the Scheme shall be given in writing by or on behalf of the Eligible Employee or Participant, or any person in whom the beneficial interest in their Shares is for the time being vested (as appropriate). Any such notice, document or other communication given in connection with this Scheme shall be delivered by hand or sent by post or email but shall not in any event be duly given unless and until it is actually received by such individual as may from time to time be nominated by the Trustees for the purposes of this Scheme and whose name and address is notified to Eligible Employees or Participants.

16.Miscellaneous
16.1If on any occasion any amount otherwise distributable to any particular Participant under Rule 14 is less than EURO10.00 the Trustees may at their discretion retain the same as part of the Residual Fund.
16.2The Company will, on request from a Participant, provide them with copies of all notices, circulars and other documents sent to holders of Shares.
16.3The Company will make available a booklet explaining the operation of the Scheme and the procedure for Participants to give directions to the Trustees.
16.4The Company may by resolution of the Board before any Appropriation Date determine to suspend the operation of Rule 2 either temporarily or permanently. If such suspension is resolved to be permanent, the Scheme shall terminate and no further Shares will be appropriated, but the provisions of the Scheme in relation to Shares already appropriated shall continue in full force and effect so far as this is possible in compliance with applicable law.
16.5The decision of the Board in any dispute or question affecting any Participant under this Scheme (other than a dispute or question affecting the rights or liabilities of the Trustees) shall be final and conclusive.
16.6None of the Company, the Participating Companies or the Trustees shall be required to perform any obligation hereunder to the extent that such action would be contrary to the Exchange Act or to any applicable enactment or regulation for the time being in force in relation to exchange control in the United States of America.
17.Errors and Omissions
If as a result of an error or omission:
17.1a Participating Company fails to make a payment or a sufficient payment to or on behalf of the Trustees pursuant to Rule 3.8;
17.2a person who would, if they had complied with Rules 3.2, 3.3 and 3.5, be an Eligible Employee has not been given the opportunity to participate in this Scheme by having Shares appropriated to them on that occasion; or
17.3the number of Shares appropriated to any person on any occasion is found to be incorrect;
and such errors or omissions cannot be corrected within the relevant period(s) specified in the Rules, the relevant Participating Company and the Trustees may, but shall not be obliged to do so, do all acts and things as may be agreed in writing with the Revenue Commissioners to rectify the error or omission notwithstanding that such actions may fall outside the time limits provided by, or otherwise conflict with the other provisions of, the Rules or the Trust Deed.
18.Terms of Employment
18.1The Scheme does not form part of any Participant's contract of employment.
18.2Participation in the Scheme does not:
18.2.1confer upon any person any right to participate in the Scheme at any time in the future either at all or on any particular basis;
18.2.2confer upon any person any right to continue in employment with any Participating Company; or

18.2.3restrict the right of a Participating Company to terminate the employment of any Participant without liability at any time with or without cause.
18.3In no circumstances shall any person who has ceased to be an employee of any Participating Company by reason of dismissal or otherwise howsoever or who is under notice of termination of their employment be entitled to claim as against any Participating Company (or other member of the Group) or the Trustees any compensation for or in respect of any consequential loss they may suffer by reason of the operation of the Scheme or the provisions of the Act.
18.4Any profits or gains made as a result of Shares acquired by a Participant under this Scheme are not pensionable under any of the Group's pension arrangements.
19.Data Protection
19.1By participating in the Scheme, each Participant acknowledges that the Company (as controller) or any member of the Group may hold, process and transfer personal data relating to them to other members of the Group or to any third parties engaged by them for any and all purposes related to the operation and administration of the Scheme and/or in order to meet any legal obligation, in each case in accordance with the Company’s data protection policy and applicable law where the processing is necessary for:
19.1.1the performance of the contract between any member of the Group and the Participant under which the Participant participates in the Scheme;
19.1.2the Company or any member of the Group to comply with its legal obligations; or
19.1.3the purposes of the legitimate interests pursued by the Company or any member of the Group.
19.2If a Participant does not provide their personal data to the Company, they will not be able to participate in the Scheme. When the Company or any member of the Group processes personal data relating to a Participant based on its legitimate interests, the Company considers and balances any potential impact on the Participant's data protection rights.
19.3A Participant also acknowledges that the Company or any member of the Group may, in accordance with the Company’s data protection policy and applicable data protection law, transfer or store personal information outside the European Economic Area (EEA), and that personal data may also be processed outside the EEA by the Company or any member of the Group or one or more of its or their service providers. Where such transfers occur, the Company ensures that: a) they do not occur without its prior written authority; and b) an appropriate transfer agreement is in place such as the Standard Contractual Clauses or other approved transfer mechanisms approved by the European Commission and supervisory authorities (such as the E.U.-U.S. Privacy Shield). To find out more about any such transfers, Participants may refer to the Company's data protection policy.
19.4The Company will retain personal data relating to a Participant for a period as set out in the Company's data protection policy. In certain circumstances, the Company may hold personal data for a longer period than specified in that policy, for example, if the Company is processing a claim or believes in good faith that applicable European Union or Irish law or a relevant regulator may reasonably expect or require the Company to preserve the Participant's personal data.
19.5A Participant may address any questions, comments and requests (including for access, erasure, objection or restriction) regarding the Company's processing of their personal data for purposes related to the operation and administration of the Scheme by referring to the Company's data protection policy.
19.6The Company will provide a Participant with information on any action taken upon at their request in relation to any of these rights without undue delay and at the latest within one month of receiving a request. This period may be extended up to two months if necessary. However, a Participant will be informed if this need arises.

APPENDIX 1
Deed of Adherence
THIS DEED is made this day of [_____] 20[ ]
BETWEEN
UNUM GROUP whose registered office is at 1 Fountain Square, Chattanooga, Tennessee 37402, United States of America (the Company); and
COMPUTERSHARE TRUSTEES (IRELAND) LIMITED whose registered office is at Unit 3100, Lake Drive, Citywest Business Campus, Dublin 24, D24 AK82, Ireland (the Trustees); and

[NEW SUBSIDIARY] whose registered office is at [_____],
and is supplemental to a Trust Deed (the Trust Deed) of the [_____] Unum Group Approved Profit Share Scheme (Ireland) (the Scheme) executed by the Company, Unum Ireland and the Trustees on [_____].
Whereas:
[New Subsidiary] wishes to become a Participating Company and to invite its Eligible Employees to participate in the Scheme.
NOW THIS DEED WITNESSETH as follows:
1.Terms and expressions used in this Deed of Adherence shall bear unless the context otherwise requires the same meaning as in the Trust Deed.
2.[New Subsidiary] agrees to become a Participating Company and to be bound by the terms of the Trust Deed and Rules of the Scheme.
3.This Deed of Adherence may be executed in any number of counterparts and by the parties to it in separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same document. Delivery of a counterpart of the deed by e-mail attachment or telecopy shall be an effective mode of delivery.
In Witness whereof these presents have been entered into the day and year first above written.
EXECUTED and DELIVERED as a     )
DEED by        )
UNUM GROUP    )
acting by a duly authorised signatory:    )
___________

EXECUTED and DELIVERED as a    )
DEED by        )
[NEW SUBSIDIARY]    )
acting by two directors/     )
a director and the secretary:    )
Director
Director/Secretary

EXECUTED and DELIVERED as a    )
DEED by        )
COMPUTERSHARE TRUSTEES (IRELAND) LIMITED    )
acting by two directors/     )
a director and the secretary:    )
Director
Director/Secretary

APPENDIX 2
Similar Terms Principles
Basis of Entitlement
Scheme Shares shall be appropriated to Eligible Employees based on bonuses paid under Unum Group’s Annual Incentive Plan, which is a discretionary bonus cash incentive plan, also known as the Performance-Based Incentive (“PBI”) plan, subject to approval of the PBI for purposes of the Scheme by the Revenue Commissioners.
Where different maximum/target bonuses, expressed as a percentage of base salary, apply to Eligible Employees in different grades, the lowest common denominator PBI% will apply to all Eligible Employees so that an Eligible Employee may apply any amount up to the lowest common denominator PBI% to have Shares appropriated under the Scheme.

Executed by an authorised signatory for and on behalf of UNUM GROUP and delivered as a Deed:	/s/ Rhonda L. Rigsby
Signature

Rhonda L. Rigsby
Print name

GIVEN under the common seal of UNUM IRELAND LIMITED and delivered as a Deed	/s/ Padraig O’Neill
Signature

Padraig O’Neill
Print name

/s/ Edel Spillane
Signature

Edel Spillane
Print name

GIVEN under the common seal of COMPUTERSHARE TRUSTEES (IRELAND) LIMITED and delivered as a Deed:	/s/ Ailbhe Whyte
Signature

Ailbhe Whyte
Print name

/s/ Mark Kenny
Signature

Mark Kenny
Print name